Exhibit 99.2

CONTACT:	Robert Gross President and Chief Executive Officer (585) 647-6400

Catherine D’Amico EVP of Finance and Chief Financial Officer (585) 647-6400

Leigh Parrish/Caren Barbara FD (212) 850-5600
FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. DECLARES THREE-FOR-TWO STOCK SPLIT
     ROCHESTER, N.Y. — August 22, 2007 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that its Board of Directors has declared a three-for-two stock split of the Company’s common stock in the form of a 50% stock dividend payable to shareholders of record at the close of business on September 21, 2007. The additional shares will be distributed on October 1, 2007. Payment for fractional shares will also be distributed on this date. The stock split was subject to shareholder approval of an increase in the number of authorized common shares from 20,000,000 to 45,000,000. Shareholders voted in favor of this increase at the Company’s regularly scheduled Annual Shareholders’ Meeting on August 21, 2007.
     Shareholders will receive one additional common share for every two shares held on the record date. Prior to the split Monro Muffler Brake, Inc. had approximately 13,892,000 shares outstanding on August 17, 2007. Upon completion of the stock split, Monro will have approximately 20,838,000 shares outstanding.

About Monro Muffler Brake
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 714 stores and has 14 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.
      The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 31, 2007.